EXHIBIT 15

December 8, 2004

Ross Stores, Inc.
Pleasanton, California

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial statements of Ross Stores, Inc. for the periods ended October 30, 2004 and November 1, 2003, as indicated in our reports dated December 8, 2004 and December 12, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended October 30, 2004, and November 1, 2003, are incorporated by reference in Registration Statements Nos. 33-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-29600, 333-56831, 333-06119, 333-34988, 333-51478, and 333-115836 of Ross Stores, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
San Francisco, California